Exhibit 10.1

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of December 7, 2006 (this “Agreement”), by and among SUSTAINABLE FORESTS L.L.C., a Delaware limited liability company (“Seller”) and RBIP, INC., a Delaware corporation (“Purchaser”).

W I T N E S S E T H :

WHEREAS, Seller is the sole holder of the Class A Member Interest and the Class B Member Interest of Hickory (hereinafter defined).

WHEREAS, Seller proposes to sell, assign and transfer, and Purchaser proposes to purchase and acquire, all of Seller’s right, title and interest in and to the Assets (hereinafter defined) in exchange for cash in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, receipt of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND OTHER TERMS

SECTION 1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person; (ii) any officer, director, general partner, member or trustee of such Person; or (iii) any Person who is an officer, director, general partner, or trustee of any Person described in clauses (i) and (ii) of this sentence. For purposes of this definition, the term “controlling,” “controlled by” or “under common control with” shall mean, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” shall mean all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders, interpretations, licenses and permits of any Governmental Authority and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial or quasi-judicial tribunal of competent jurisdiction (including those pertaining to health, safety of the environment or otherwise).

“Assets” has the meaning specified in Section 2.1 hereof.

“Basswood” means Basswood Forests LLC, a Delaware limited liability company.

“Capital Account” has the meaning given in the Hickory LLC Agreement.

“Claim Notice” has the meaning specified in Section 5.2(a) hereof.

“Class A Member” has the meaning given in the Hickory LLC Agreement.

“Class A Member Interest” has the meaning given in the Hickory LLC Agreement.

“Class B Member” has the meaning given in the Hickory LLC Agreement.

“Class B Member Interest” has the meaning given in the Hickory LLC Agreement.

“Contribution Agreement” means the Contribution Agreement between Seller and Basswood dated as of November 30, 2006.

“Credit Agreement” means that certain Credit Agreement dated as of the date hereof, among Basswood, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch as lender, the lenders party thereto from time to time and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch as administrative agent for the lenders, as the same may be amended from time to time in accordance with the terms hereof and thereof.

“Governmental Authority” shall mean any Federal, state, county, municipal, foreign, international, regional or other governmental authority, agency, board, bureau, body or instrumentality.

“Hickory” shall mean Hickory Forests LLC, a Delaware limited liability company.

“Hickory Assets” has the meaning given in Section 3.9 hereof.

“Hickory LLC Agreement” shall mean the Second Amended and Restated Agreement of Limited Liability Company of Hickory Forests LLC dated as of December 7, 2006 entered into by the Seller and the Purchaser.

“Hickory LLC Interest” shall mean the sole Class A Member interest in Hickory Forests LLC.

“Indemnified Matter” has the meaning specified in Section 5.2(a) hereof.

“Indemnitee” has the meaning specified in Section 5.1 hereof.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any lease having substantially the same effect as any of the foregoing).

“Losses” shall mean any and all liabilities, obligations, losses, damages (including consequential damages), penalties, fines, assessments (whether criminal or civil), claims, actions, injuries, suits, judgments, costs, expenses (including without limitation, reasonable legal fees and out-of-pocket expenses), disbursements or demands whatsoever, howsoever arising.

“Person” shall mean any individual, partnership (whether general or limited and whether domestic or foreign), limited liability company, corporation, trust, estate, association, custodian, nominee or other entity, including any governmental agency or political subdivision thereof.

“Purchase Date” shall mean the date first above written.

“Purchaser” has the meaning specified in the caption to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning specified in the caption to this Agreement.

“Taxes” shall mean all taxes of any kind, including without limitation, those on, or measured by or referred to as net income, alternative or other minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital, paid-up capital, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profits tax, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, in respect of such Taxes.

SECTION 1.2. Other Terms and Interpretation. In this Agreement, except to the extent that the context otherwise requires:

(a) the Articles and Section headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(b) unless otherwise specified, references to Articles, Sections, clauses and Exhibits are references to Articles, Sections, clauses and Exhibits of this Agreement;

(c) references to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, supplemented, restated or replaced and in effect from time to time in accordance with its terms and subject to compliance with the requirements, if any, set forth herein and therein;

(d) references to any party to this Agreement or any other document or agreement or to any other Person shall include its permitted successors and permitted assigns;

(e) when used in this Agreement, the words “including”, “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”;

(f) when used in this Agreement, the words “herein”, “hereby”, “hereunder”, “hereof”, “hereto”, “hereinbefore”, and “hereinafter”, and words of similar import, shall refer to this Agreement in its entirety and not to any particular section, subsection, paragraph, sub-paragraph, clause or other subdivision of this Agreement; and

(g) when used herein, the singular shall include the plural, the plural shall include the singular and the use of any gender shall include all genders, unless the context requires otherwise.

ARTICLE II

SALE AND PURCHASE

SECTION 2.1. Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement, on the Purchase Date, in exchange for cash in the amount of $174,650,949.55, Seller hereby assigns, transfers, delivers and conveys to Purchaser, and Purchaser hereby purchases, acquires and accepts from Seller, free and clear of all Liens, (a) all right, title and interest of Seller in and to the Hickory LLC Interest; and (b) all of Seller’s rights under the Hickory LLC Agreement with respect thereto, including, without limitation, (i) all rights of Seller to receive monies and other property or assets due and to become due to Seller under or pursuant to the Hickory LLC Agreement, (ii) all claims of Seller for damages arising out of or for breach of or default under the Hickory LLC Agreement, (iii) all rights of Seller to receive proceeds or benefits of any insurance, indemnity, warranty or other payments with respect to the Hickory LLC Agreement, and (iv) all rights of Seller to perform thereunder and to compel performance and otherwise exercise all remedies thereunder, in each case, with respect to the Hickory LLC Interest (collectively the “Assets”).

SECTION 2.2. No Assumed Liabilities. The Purchaser is not assuming and shall have no obligation or responsibility for any liability or obligation of Seller, whether absolute, accrued, contingent or otherwise in connection with the purchase and sale of the Assets.

SECTION 2.3. Admission as a Substituted Member (Hickory). As of the date hereof, the Purchaser is hereby admitted to Hickory as a substituted Class A Member in respect of the Hickory LLC Interest having the same rights and Percentage Interest (as defined in the Hickory

LLC Agreement) as Seller with respect to the Hickory LLC Interest. The admission of the Purchaser to Hickory shall be deemed to occur immediately prior to the withdrawal of Seller as a Class A Member with respect to the Hickory LLC Interest only.

SECTION 2.4. Withdrawal from Hickory. As of the date hereof and immediately following the admission of the Purchaser to Hickory pursuant to Section 2.3 hereof, Seller hereby withdraws from, and is no longer a Class A Member in, Hickory with respect to the Hickory LLC Interest only.

SECTION 2.5. Effect of Withdrawal and Substitution (Hickory). As of the date hereof, the Hickory LLC Interest will be transferred to the Purchaser. Simultaneously with the consummation of the purchase hereunder, the Purchaser and the Seller have entered into the Second Amended and Restated Operating Agreement of Hickory to reflect the relative rights and obligations of Hickory and the members thereof. From and after the date hereof the portion of the profits or losses of Hickory and the portions of all other items of income, gain, loss, deduction, or credit allocable to the Hickory LLC Interest and attributable to any period on or after such date shall be credited or charged, as the case may be, to the Purchaser and not to the Seller. The Purchaser shall be entitled to all distributions or payments in respect of the Hickory LLC Interest made on or after the date hereof, regardless of the source of those distributions or payments or when the same was earned or received by Hickory. Nothing in this Agreement will affect the allocation to Seller of profits, losses and other items of income, gain, loss, deduction, or credit allocable to the Hickory LLC Interest and attributable to any period before the date hereof or any distribution or payments made to Seller in respect of the Hickory LLC Interest before the date hereof.

SECTION 2.6. Securities Act Notification. Seller notifies and Purchaser acknowledges that the Hickory LLC Interest has not been registered and may not be offered for sale or sold or transferred without registration under the Securities Act and any applicable state law or pursuant to an exemption from registration thereunder.

SECTION 2.7. Effective Time. The effective time of the consummation of the transactions contemplated hereby is 9:30 a.m., Eastern Standard Time, on the Purchase Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

SECTION 3.1. Title to Assets. The Assets are owned of record and beneficially by Seller. Seller has good and valid title to the Assets free and clear of all Liens, and good and valid title to the Assets free and clear of all Liens will pass to Purchaser on the Purchase Date.

SECTION 3.2. Existence and Power. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease, and operate its properties and to carry on its business as now being conducted or proposed to be conducted.

SECTION 3.3. Authorization. Seller has the necessary limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by its board of directors; no other limited liability company action on the part of Seller, whether pursuant to its certificate of formation, limited liability company agreement or otherwise, is necessary to authorize it to enter into this Agreement or to consummate the transactions contemplated hereby.

SECTION 3.4. No Violations, Etc. Neither the execution, delivery or performance of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with the provisions hereof or thereof (a) requires any filing with, or consent, authorization, approval of, or waiver or exemption by, any Governmental Authority on the part of Seller; (b) violates or will violate any Applicable Law or any order, writ, injunction, judgment, decree or award of any court or Governmental Authority applicable to Seller; (c) violates or will violate, or conflicts or will conflict with, or results or will result in a breach or contravention of any of the provisions of the certificate of formation or limited liability company agreement of Seller; or (d) breaches or constitutes a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or conflicts with any term, covenant, condition or provision of, or results in any modification or termination of, or results in the creation of any Lien upon, any Assets pursuant to any contract to which Seller is a party or by which the Assets may be bound or affected, except in the case of clauses (a), (b) and (d) above, for (i) violations, breaches, defaults, terminations and modifications, and (ii) filings, which, if not made, and (iii) consents, authorizations, approvals, waivers and exemptions which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on Seller or an adverse effect on the value of the Assets.

SECTION 3.5. Binding Effect. This Agreement is the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject, however, to the application by a court of general principles of equity and to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

SECTION 3.6. Absence of Undisclosed Liabilities. Neither Seller nor any of its Affiliates, as of the Purchase Date, has any liability or obligation (whether fixed, contingent, unliquidated, absolute or otherwise) which, individually or in the aggregate, would impair the value of the Assets or would prevent the consummation of the transactions contemplated hereby or by the LLC Agreement.

SECTION 3.7. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of Seller threatened against or affecting, Seller or any of its Affiliates before any court or arbitrator or any Governmental Authority in respect of the Assets or the transactions contemplated by this Agreement, individually or in the aggregate, there is a reasonable likelihood of an adverse decision that would (a) adversely affect the value of the Assets or (b) affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 3.8. Capital Account. The Capital Account balance attributable to the Class A Member is $174,650,949.55 and the Capital Account balance attributable to the Class B Member is $371,133,267.82.

SECTION 3.9. Hickory Assets. Hickory does not have any assets other than the assets contributed to it in accordance with the Contribution Agreement, dated as of the date hereof, between Seller and Hickory (such assets, the “Hickory Assets”). The Hickory Assets are owned of record and beneficially by Hickory. Hickory has good and valid title to the Hickory Assets free and clear of all Liens.

SECTION 3.10. Basswood Assets. As of the effective time of the consummation of the transactions, Basswood does not have any assets other than the assets contributed to it in accordance with the Contribution Agreement, dated as of November 28, 2006, between Seller and Basswood (such assets, the “Basswood Assets”). The Basswood Assets are owned of record and beneficially by Basswood. Basswood has good and valid title to the Basswood Assets free and clear of all Liens.

SECTION 3.11. No Liabilities. As of the effective time of the consummation of the transaction, neither Hickory nor Basswood has any liabilities other than the liabilities of Basswood under the Loan Documents (as defined in the Credit Agreement) and the Contribution Agreement and neither of Hickory or Basswood has entered into any transaction other than the transactions contemplated by the Transaction Documents (as defined in the Second Amended and Restated Operating Agreement of Basswood, dated as of the date hereof, by and between Seller and Hickory) to occur on or prior to such effective time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

SECTION 4.1. Existence and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted or proposed to be conducted.

SECTION 4.2. Authorization. Purchaser has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by its board of directors; no other action on the part of Purchaser is necessary to authorize it to enter into this Agreement or to consummate the transactions contemplated hereby.

SECTION 4.3. No Violations, Etc. Neither the execution, delivery or performance of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with the provisions hereof or thereof (a) requires any filing with, or consent, authorization, approval of, or waiver or exemption by, any Governmental Authority on the part of Purchaser; (b) violates or will violate any Applicable Law or any order, writ, injunction, judgment, decree or award of any court or Governmental Authority applicable to Purchaser; (c) violates or will violate, or conflicts or will conflict with, or results or will result in a breach or contravention of any of the provisions of the certificate of incorporation or bylaws of Purchaser; or (d) breaches or constitutes a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or conflicts with any term, covenant, condition or provision of, or results in any modification or termination of, or results in the creation of any Lien upon, any assets pursuant to any contract to which Purchaser is a party or by which its assets may be bound or affected, except in the case of clauses (a), (b) and (d) above, for (i) violations, breaches, defaults, terminations, modifications and Liens, and (ii) filings, which, if not made, and (iii) consents, authorizations, approvals, waivers and exemptions which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on Purchaser.

SECTION 4.4. Purchase for Investment. Purchaser is acquiring the Hickory LLC Interest for its own account and not with a view to the distribution thereof, provided that the disposition of Purchaser’s property shall at all times be within its control.

SECTION 4.5. Status of Hickory LLC Interest. Purchaser understands that the Hickory LLC Interest has not been registered under the Securities Act, or under any securities law of any state of the United States of America and, accordingly, may not be offered for sale, sold or otherwise transferred without registration under the Securities Act and any applicable state law, unless pursuant to an exemption from registration thereunder.

SECTION 4.6. Resale of Hickory LLC Interest. Purchaser will not offer for sale or sell or transfer the Hickory LLC Interest except in compliance with the Securities Act and applicable state law. Purchaser will notify any transferee of an interest in the Hickory LLC Interest that the Hickory LLC Interest has not been registered and may not be offered for sale or sold or transferred without registration under the Securities Act and any applicable state law or pursuant to an exemption from registration thereunder.

ARTICLE V

INDEMNIFICATION

SECTION 5.1. Indemnification by Seller. From and after the Purchase Date, Seller agrees to indemnify Purchaser and its successors and permitted assigns and their respective members, officers, directors, employees and agents, (each, an “Indemnitee”) and hold each of them harmless from and against any and all Losses that may be incurred by such Indemnitee (but with respect to any particular Indemnitee excluding any such Losses incurred by reason of or arising as a result of the gross negligence or willful misconduct of such Indemnitee) arising out of, resulting from or relating to a breach or violation of any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement or in any document delivered by Seller pursuant hereto or thereto.

SECTION 5.2. Control of Litigation. (a) Promptly after receipt by any Indemnitee of notice of the commencement of any action, suit or proceeding or the written assertion of any claim or demand in respect of which indemnity may be sought hereunder (an “Indemnified Matter”), the Indemnitee shall notify Seller in writing (the “Claim Notice”) of such notice. Seller shall at its own expense assume the defense of such Indemnified Matter, within 30 days after receipt of the Claim Notice; provided that the Indemnitee shall upon reasonable notice by Seller consult from time to time in respect of such Indemnified Matter and provide Seller with any documents or other items or access to any witness which Seller deems in its reasonable judgment to be necessary in connection with any Indemnified Matter and any out-of-pocket costs therefor shall be paid or reimbursed by Seller. The Indemnitee may participate in the defense of any Indemnified Matter and employ separate counsel, at its own expense; provided that if the defendants or potential defendants or obligors in connection with any Indemnified Matter shall include both Seller and an Indemnitee, and such Indemnitee shall have reasonably concluded that counsel selected by Seller has a conflict of interest because of the availability of different or additional defenses to such Indemnitee, such Indemnitee shall have the right to select separate counsel to participate in the defense or handling of such Indemnified Matter on its behalf, at the expense of Seller. Seller may, in its sole discretion, defend, settle or compromise any such suit, action or claim, provided that Seller shall be solely liable in respect of Losses arising therefrom (whether by payment of any judgment, settlement, amount or indemnity hereunder). If Seller chooses to defend or prosecute any claim, the Indemnitee hereto shall cooperate in the defense or prosecution thereof at the expense of the Seller in each case.

(b) Seller shall not be liable under Section 5.1 hereof with respect to any Loss of an Indemnitee resulting from a claim or demand of which such Indemnitee had actual knowledge and following which Seller was not notified in a timely basis and offered the opportunity to assume the defense of such claim or demand as provided under Section 5.2(a) hereof, but only to the extent Seller is prejudiced as a result of not having had timely notice or the opportunity to assume the defense of such claim or demand; provided however that Seller shall be deemed to have received notice and been offered the opportunity to defend under Section 5.2(a) hereof if notice of such claim or demand shall have been received by an Affiliate of Seller.

(c) Seller and Indemnitee shall fully cooperate with each other in regard to any such Indemnified Matter, including without limitation, delivering copies of all pleadings, documents, reports and correspondence to the other party, and acting reasonably in all matters in which joint decisions are required, at the expense of the Seller in each case.

ARTICLE VI

CERTAIN TAX MATTERS

SECTION 6.1. Transfer Taxes. Seller shall pay, or cause to be paid, all Taxes (including without limitation, sales and use tax) (if any) and recording fees (if any) applicable to the transfer of the Assets by Seller contemplated by this Agreement.

SECTION 6.2. Cooperation on Tax Matters. Seller and Purchaser shall, at the expense of the Seller, cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding in respect of all Taxes in any way relating to the transactions contemplated by this Agreement. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. In furtherance of the foregoing, Seller and Purchaser agree (a) to retain all books and records that are relevant to the determination of Tax liabilities pertinent to the Assets relating to any period ending on or prior to the Purchase Date until the expiration of the applicable statute of limitations, (b) to abide by all record retention agreements entered into with any taxing authority and (c) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, allow such other party to take possession of such books and records.

ARTICLE VII

MISCELLANEOUS PROVISIONS

SECTION 7.1. Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any certificate or other document delivered pursuant hereto or in connection herewith shall survive after the Purchase Date without limitation as to time.

SECTION 7.2. Amendments, Etc. No amendment, modification or waiver of any provision of this Agreement, nor consent to any departure by either party herefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose which given.

SECTION 7.3. Successors, Assigns and Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights hereunder may be assigned by any of the parties hereto without the consent of the other party. Except as expressly provided herein, nothing in this Agreement is intended or shall be construed to confer upon any Person, other than the parties and their respective successors and permitted assigns, any rights, remedy or claim under or by reason of this Agreement or any provision herein contained.

SECTION 7.4. Expenses, Etc. Whether or not the transactions contemplated by this Agreement shall be consummated, except as otherwise expressly provided herein, all fees and expenses (including all fees of counsel, actuaries and accountants) incurred by any party in connection with the negotiation and execution of this Agreement shall be borne by such party.

SECTION 7.5. Further Assurances. From time to time, at the request of Seller or Purchaser and without further consideration, each party hereto, at the expense of Seller, will promptly execute and deliver all other documents, and take all further action, that Seller or Purchaser may reasonably request in order to vest in Purchaser good and marketable title to the Assets and to protect the rights and remedies created or intended to be created hereunder.

SECTION 7.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

SECTION 7.7. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement.

SECTION 7.8. Notices. All notices and other communications provided for hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, received by registered or certified mail (return receipt requested), or given by facsimile or telecopy, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Seller:

Sustainable Forests L.L.C.

c/o International Paper Company

6400 Poplar Avenue, Tower III

Memphis, Tennessee 38197

Attention: Treasurer

Facsimile: 901-419-4539

with copies to: Assistant Treasurer

Facsimile: 901-419-4539

With a copy to:

International Paper Company

6400 Poplar Avenue, Tower III

Memphis, Tennessee 38197

Attention: Treasurer

Facsimile: 901-419-4539

with copies to: Assistant Treasurer

Facsimile: 901-419-4539

If to Purchaser:

RBIP, Inc.

c/o Rabobank Nederland

245 Park Avenue, 37th Floor

New York, NY 10167

Attention: Ron Klein

Facsimile: 212-808-2584

SECTION 7.9. Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be waived by the other party; provided, however, that any such waiver may be made only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.9, with appropriate notice in accordance with Section 7.8 hereof

SECTION 7.10. Entire Agreement. This Agreement, together with the Hickory LLC Agreement, constitutes the entire agreement and understanding between the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 7.11. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or enforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

SECTION 7.12. Specific Performance. Each of the parties acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. A party’s right to specific performance shall be in addition to all other legal or equitable remedies available to such party.

SECTION 7.13. Consent to Jurisdiction. Each of the parties (a) irrevocably submits to the non-exclusive jurisdiction of any New York State or Delaware State court or Federal court sitting in New York County or Wilmington, Delaware in any action arising out of this Agreement, (b) agrees that all claims in such action may be decided in such court, (c) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, and (d) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

SECTION 7.14. Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto.

[signatures follow on separate pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or representatives thereunto duly authorized, as of the date first above written.

SELLER:

SUSTAINABLE FORESTS L.L.C.

By:	/s/ David A. Liebetreu
Name:	David A. Liebetreu
Title:	President

PURCHASER:

RBIP, INC.

By:	/s/ Andrew Sherman
Name:	Andrew Sherman
Title:	Assistant Secretary

By:	/s/ Kevin Moclair
Name:	Kevin Moclair
Title:	Assistant Treasurer